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                                                                    EXHIBIT 23.1

[KPMG LETTERHEAD]






                        Independent Accountants' Consent




The Board of Directors and Stockholders
First Interstate Bancsystem, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of our report dated May 26, 2000 relating to the statements of net assets available for benefits of the Savings and Profit Sharing Plan for Employees of First Interstate Bancsystem, Inc. as of December 31, 1999 and 1998 and the related statement of changes in net assets available for benefits for the year ended December 31, 1999, which report appears in the December 31, 1999 report on Form 11-K of First Interstate Bancsystem, Inc.




                                        KPMG LLP

Billings, Montana
June 12, 2000